EXHIBIT 99.2

Granite City Food & Brewery Announces Expansion Plans

MINNEAPOLIS – September 17, 2004 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) today announced its plans for expansion over the next three years.  “Our recently announced private placement financing will enable us to grow the company in additional markets by a planned aggressive expansion schedule for 2005 through 2007, allowing us to increase the number of units by more than 200%,” said the company’s President and CEO, Steven J. Wagenheim.  “In our current markets, we have demonstrated Granite City’s tremendous ‘legs’ which will continue to carry us as we begin our rollout into new markets of various sizes.  We are negotiating for excellent sites in great markets for expansion well into 2006 and look forward to continuing our current restaurant level revenues at these new units,” added Wagenheim.

“Our expansion strategy has been executed in phases,” said Wagenheim.  “The proceeds from the private placement will enable us to begin our next ‘rollout’ phase which will increase our visibility in Mid-America.”  Further detailing the company’s expansion plan, Wagenheim said, “Granite City’s growth model is based on adding four additional stores in 2005, six additional stores in 2006 and eight additional stores in 2007, with projected average revenue per unit based on current operating results of $4.0 to $4.2 million, and projected average income per unit from restaurant operations of 16% to 18% of revenue.  We believe that with our planned expansion we can reduce our general and administrative expenses as a percentage of revenue from the current level of approximately 8% to a range of 7% to 5.7% during that period.  We are basing our estimates on current restaurant pre-opening expense levels ranging from $275,000 to $300,000 per unit.  We expect to continue our strategy of obtaining equipment financing as needed for these new units.”

Granite City Food & Brewery Ltd. currently operates eight Granite City Food & Brewery casual dining restaurants featuring made-from-scratch food and handcrafted beers.  Its broad menu offers traditional and regional foods served in generous portions at reasonable prices, affording guests an excellent value and great dining experience.  Its first Granite City location, in St. Cloud, MN, opened in June 1999.  Subsequently, the Company opened restaurants in Sioux Falls, SD, Fargo, ND, West Des Moines, IA, Cedar Rapids, IA, Davenport, IA, Lincoln, NE, and Minneapolis, MN.

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing units, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, our ability to implement and execute Fermentus Interruptus and the risks and uncertainties described in the Company’s Form 10-KSB Report for the year ended December 28, 2003, as filed with the Securities and Exchange Commission.

Contact:	Steven J. Wagenheim
President and Chief Executive Officer
(952) 525-2070 or (612) 751-3331